Exhibit 99.3

GE Healthcare

Audio Transcript

Listen to John Dineen, President and CEO of GE Healthcare, as he talks about how a combination of GE Healthcare and Clarient will bring benefits to healthcare providers and cancer patients.

1. Segment 1 “John Dineen talks about Clarient and GE Healthcare”.

What can GE bring to Clarient’ is an important question. Both of us are in the diagnostic space, so we really think we can do a lot in terms of helping to globalize this business model. Clarient takes us into a new diagnostic realm, which is pathology. Pathology is where once you take that biopsy and we want to look at those cells and understand that tissue, that’s a world of the pathologist and Clarient lives in the world of the pathologist. They take those tissue samples and they interrogate those tissue samples with a number of different tools. Some standard tools, some very proprietary tools and they multiplex all of the data that comes out of those tests to say what type of cancer is this. So we really want to be able to do the same types of things that we’ve done to radiology in terms of bringing more and more power to the radiologist. We want to be able to do the same things in the world of pathology. And that’s the world that Clarient plays in. So, they are a real business, they have real relationships, real tools, real labs, real technology and they’re in there today starting to revolutionize the way pathology is done, particularly in the area of cancer oncology. So, they give us a wonderful foothold that we can now add some of our other technologies, our healthcare IT, our Omnyx joint venture with UPMC. We can bring the molecular diagnostic technology that we’ve been working on with Eli Lilly and bring that to bear. We can take what they’re doing, add global reach to it, add healthcare IT technology, bring them more proprietary technology in the molecular diagnostic space and then really help them with multiplexing and algorithm development, which is a real strong part of our portfolio at GRC. So, there’s a very strong business model that they’ve got that I think we can pour some additional technologies into in day two.

2. Segment 2 “John Dineen talks about Clarient’s technologies”.

This is an important deal because it puts us into what’s really the next dimension in diagnostics and that is molecular diagnostics. We’ve been a real leader in the diagnostic space really focused on x-ray and CT and MR technology. And for the most part those are about physiology. They’re about visualizing organs and organ systems, but what you can’t see is the real color, which is what are those tissues doing, what are those cells doing, how are they talking to each other, how are they signaling each other. And molecular diagnostics is about bringing that color to life. And just as therapies have gone from chemistry to unique monoclonal antibody-based therapies you’ve seen diagnostics going to very specific molecular diagnostic capabilities, so that we can answer very important questions. And those important questions are what kind of cancer are we dealing with, what type of mutation are we dealing with, what’s the fingerprint of the cell, so that we can make sure that when we’re looking to the very powerful therapies that are out there, we’re picking the right one. We’re picking the right one based on the molecular fingerprint of this disease. So, this is about understanding not just is it cancer, which is what today’s diagnostics do, but to answer the question which is what kind of cancer are we dealing with here.

3. Segment 3 “John Dineen talks about what this means for healthcare providers”.

I think if you’re an oncologist – but more than that if you’re a primary care physician or if you’re a patient or if you’re a pathologist, whoever you are in the war on cancer, we’re going to take some of the tools and capabilities that Clarient have put together and we’re going to add to that the power and the strength of the 17 billion dollar diagnostic healthcare company to make these capabilities stronger and to bring them to more places, to more physicians around the United States and the world than Clarient by themselves are able to do.

4. Segment 4 “John Dineen talks about what this means for patients”.

There are a lot of treatment options for people that are presented with this terrible news and the more information you have on your disease, on the specific nature of your disease, the better your decisions are going to be in terms of how you treat this disease. And we live in a world today where there is a new treatment option that comes out every day . So, there are lots of options and some therapies work on some people and some cancers, others don’t. You want to know – if you’re going to embark on a treatment path, having a very good idea of what you’re dealing with, what you’re fighting, is probably the most important step you’re going to take and we want to bring more data and more insight to that decision. You know, the more we learn about cancer the more challenging we find the disease to be. It’s a very heterogeneous disease in that there are lots of different types of cancers or cancer cells within a given tumor. And the other thing about it is that it seems to evolve, it seems to morph over time. So, being able to understand precisely what the fingerprint is of this cancer and also being able to catch it changing so that we can start to change the therapies or the course of therapies is going to be very, very important to eradicating that disease or managing it as a chronic disease.

5. Entire interview.

Clarient takes us into a new diagnostic realm, which is pathology. Pathology is where once you take that biopsy and we want to look at those cells and understand that tissue, that’s a world of the pathologist and Clarient lives in the world of the pathologist. They take those tissue samples and they interrogate those tissue samples with a number of different tools. Some standard tools, some very proprietary tools and they multiplex all of the data that comes out of those tests to say what type of cancer is this. So we really want to be able to do the same types of things that we’ve done to radiology in terms of bringing more and more power to the radiologist. We want to be able to do the same things in the world of pathology. And that’s the world that Clarient plays in. So, they are a real business, they have real relationships, real tools, real labs, real technology and they’re in there today starting to revolutionize the way pathology is done, particularly in the area of cancer oncology. So, they give us a wonderful foothold that we can now add some of our other technologies, our healthcare IT, our Omnyx joint venture with UPMC. We can bring the molecular diagnostic technology that we’ve been working on with Eli Lilly and bring that to bear.

This is an important deal because it puts us into what’s really the next dimension in diagnostics and that is molecular diagnostics. We’ve been a real leader in the diagnostic space really focused on x-ray and CT and MR technology. And for the most part those are about physiology. They’re about visualizing organs and organ systems, but what you can’t see is the real color, which is what are those tissues doing, what are those cells doing, how are they talking to each other, how are they signaling each other. And molecular diagnostics is about bringing that color to life. And just as therapies have gone from chemistry to unique monoclonal antibody-based therapies you’ve seen diagnostics going to very specific molecular diagnostic capabilities, so that we can answer very important questions. And those important questions are what kind of cancer are we dealing with, what type of mutation are we dealing with, what’s the fingerprint of the cell, so that we can make sure that when we’re looking to the very powerful therapies that are out there, we’re picking the right one. We’re picking the right one based on the molecular fingerprint of this disease. So, this is about understanding not just is it cancer, which is what today’s diagnostics do, but to answer the question which is what kind of cancer are we dealing with here.

I think if you’re an oncologist – but more than that if you’re a primary care physician or if you’re a patient or if you’re a pathologist, whoever you are in the war on cancer, we’re going to take some of the tools and capabilities that Clarient have put together and we’re going to add to that the power and the strength of the 17 billion dollar diagnostic healthcare company to make these capabilities stronger and to bring them to more places, to more physicians around the United States and the world than Clarient by themselves are able to do.

There are a lot of treatment options for people that are presented with this terrible news and the more information you have on your disease, on the specific nature of your disease, the better your decisions are going to be in terms of how you treat this disease. And we live in a world today where there is a new treatment option that comes out every day. So, there are lots of options and some therapies work on some people and some cancers, others don’t. You want to know – if you’re going to embark on a treatment path, having a very good idea of what you’re dealing with, what you’re fighting, is probably the most important step you’re going to take and we want to bring more data and more insight to that decision.

You know, the more we learn about cancer the more challenging we find the disease to be. It’s a very heterogeneous disease in that there are lots of different types of cancers or cancer cells within a given tumor. And the other thing about it is that it seems to evolve, it seems to morph over time. So, being able to understand precisely what the fingerprint is of this cancer and also being able to catch it changing so that we can start to change the therapies or the course of therapies is going to be very, very important to eradicating that disease or managing it as a chronic disease.

Important Additional Information

The tender offer described in this transcript has not yet commenced, and this transcript is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, General Electric Company will cause its indirect, wholly-owned subsidiary, Crane Merger Sub, Inc., to file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (“SEC”). Potential investors and Clarient stockholders are strongly advised to read the tender offer statement (which will include an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Clarient with the SEC because they will contain important information about the tender offer. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents (once they become available) may be obtained free of charge by directing a request to Crane Merger Sub, Inc. at GE Healthcare, 9900 W Innovation Drive, Wauwatosa, WI 53226, Attention: “Corporate Counsel - Business Development”. Potential investors and Clarient stockholders may also read and copy any reports, statements and other information filed by GE, Crane Merger Sub or Clarient with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

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